Exhibit 99.1

Axiall Reports First-Quarter 2013 Results

ATLANTA — May 7, 2013 — Axiall Corporation (NYSE: AXLL) today announced financial results for the quarter ended March 31, 2013.

Axiall reported net sales of $1.1 billion for the first quarter of 2013, compared to net sales of $859.9 million reported for the first quarter of 2012.  The company reported a Net loss attributable to Axiall of $3.5 million, or $0.06 per diluted share, for the first quarter of 2013, compared to Net income attributable to Axiall of $35.3 million, or $1.01 per diluted share, for the first quarter of 2012.  Excluding the non-recurring items described in the table below from the calculation of Net income (loss) attributable to Axiall, the company reported Adjusted Net Income of $45.1 million, or Adjusted Earnings per Share of $0.75, for the first quarter of 2013, compared to Adjusted Net Income of $27.6 million, or Adjusted Earnings per Share of $0.79, for the first quarter of 2012.  The company reported Adjusted EBITDA of $133.4 million in the first quarter of 2013, compared to Adjusted EBITDA of $75.4 million for the same quarter in the prior year.

As previously reported, the company and PPG’s chemicals business merged on January 28, 2013.  The financial results announced today include the results of the merged company since the date of the merger through March 31, 2013, but not in prior periods.

(millions, except per share data)	Q1 2013	Q1 2012
Net income (loss) attributable to Axiall	$(3.5)	$35.3
Pretax charges (benefits)
Cost of sales fair value of inventory — purchase accounting	10.2	—
Long —lived asset impairment charges (recoveries), net	2.6	(0.3)
Transaction related costs and other, net	10.1	5.3
Gain on sale of assets	—	(17.4)
Gain on acquisition of controlling interest	(23.5)	—
Loss on redemption and other debt costs	78.5	—
Total pretax charge (benefit)	77.9	(12.4)
Provision for (benefit from) income taxes related to these items	29.3	(4.7)
After tax effect of above items	48.6	(7.7)
Adjusted Net Income	$45.1	$27.6

Diluted earnings (loss) per share attributable to Axiall	$(0.06)	$1.01

Adjusted Earnings per Share	$0.75	$0.79

Adjusted EBITDA	$133.4	$75.4

“During the first quarter, we completed our merger with PPG’s chemicals business and began the process of combining our two organizations,” said Paul Carrico, president and chief executive officer.  “This week marks the successful completion of our first 100 days as Axiall, and I am proud of the attitude and level of engagement of everyone in the combined organization.  We have made good progress on integrating the organization while maintaining a steady focus on safety, environmental stewardship, operational excellence and superior customer service.

“In our first 100 days, we already have seen how this merger enhances Axiall’s scale and integration across the chlorovinyls chain and expands the benefits we expect to gain from low-cost natural gas in North America and growing global demand for our broadened product portfolio,” Carrico said.

Chlorovinyls

In the Chlorovinyls segment, first quarter 2013 net sales were $614.5 million compared to $329.5 million during the first quarter of 2012. The increase in net sales was primarily driven by the sales contributed by the PPG chemicals business after the merger closed on January 28, 2013. This was partially offset by lower resin sales prices compared to the first quarter of 2012.  The segment posted Adjusted EBITDA of $134.2 million in the first quarter of 2013, compared to Adjusted EBITDA of $45.6 million for the same quarter in the prior year.   The $88.6 million increase in Adjusted EBITDA was primarily due to the contribution from the PPG chemicals business, partially offset by changes in the company’s ethylene supply portfolio that increased its ethylene costs as compared to industry prices for ethylene, several small unplanned manufacturing outages and lower VCM sales as operations and sales recovered from a December 2012 fire at PHH Monomers LLC (“PHH”), which was a VCM joint venture between the company and PPG until the merger closed.

Building Products

In the Building Products segment, net sales were $162.2 million for the first quarter of 2013, compared to $187.2 million recorded for the same quarter in the prior year.  The net sales decrease was driven by lower sales volume partially due to winter weather in the first quarter of 2013 being less favorable for building and construction activity in the geographical areas where the company’s building products are primarily sold, as compared to the more favorable weather in those geographic areas in the first quarter of 2012.  On a constant currency basis and adjusting for exiting the fence product line, net sales for the quarter were 11 percent lower compared to the first quarter of 2012.   The segment’s Adjusted EBITDA was negative $2.6 million for the first quarter of 2013, compared to $3.3 million of Adjusted EBITDA during the same quarter of the prior year.  The $5.9 million decrease was primarily due to lower sales volumes.

Aromatics

In the Aromatics segment, net sales decreased to $284.5 million for the first quarter of 2013 from $343.2 million during the first quarter of 2012, due primarily to lower sales volumes for all products.  During the first quarter of 2013, the segment recorded Adjusted EBITDA of $13.3 million, compared to Adjusted EBITDA of $37.9 million during the same quarter in 2012. The $24.6 million decrease was primarily due to an inventory holding gain in the first quarter of 2012 that was larger than the inventory holding gain in the first quarter of 2013, as well as higher sales volumes in the first quarter of 2012.

Merger with PPG’s chemicals business

On January 28, 2013, the company completed its merger with the PPG chemicals business.  The initial accounting for the transactions (including the preliminary allocation of the purchase price to acquired assets and assumed liabilities) is not complete given the limited amount of time since the closing date.

As part of the merger, the company acquired the 50 percent interest of PHH that it did not previously own. The company recognized a gain of $23.5 million as a result of remeasuring the equity interest it held in PHH before the merger.

During the first quarter of 2013, a fair value inventory purchase accounting adjustment related to the inventories acquired through the merger increased the cost of sales for the Chlorovinyls segment by approximately $10.2 million.

Conference Call

The company will discuss first-quarter financial results and business developments via conference call and webcast on Wednesday, May 8, at 10:00 a.m. Eastern time.  To access the company’s first-quarter conference call, please dial (866) 900-0513 (domestic) or (706) 679-9856 (international).  Playbacks will be available from 1:00 p.m. Eastern time on Wednesday, May 8, until 11:59 p.m. Eastern time on Tuesday, May 21.  Playback numbers are (855) 859-2056 or (800) 585-8367. The conference call ID number is 53317360.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. It is an international manufacturer of chlor-alkali and derivatives, chlorovinyls and aromatics products including chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, calcium hypochlorite, ethylene dichloride, muriatic acid, phosgene derivatives, polyvinyl chloride, vinyl compounds, acetone, cumene and phenol. It also manufactures vinyl-based building and home improvement products that are marketed under Royal Building Products and Exterior Portfolio brands, including window and door profiles, mouldings, siding, pipe and pipe fittings, and decking. Axiall, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers.  For more information, visit www.axiall.com.

Cautionary Statements About Forward-Looking Information

This press release contains certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  Words or phrases such as “anticipate,” “believe,” “plan,” “estimate,” “project,” “may,” “will,” “intend,” “target,” “expect,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements.  These statements relate to, among other things, our outlook for future periods, global demand for our products, pricing trends and market forces within the chemical and building products industries, expected benefits of the merger with the PPG chemicals business, integration plans, the expected cost advantage of natural gas in North America and the expected duration of any such cost advantage and other statements of expectations concerning matters that are not historical facts. These statements are based on the current expectations of our management. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements included in this press release.  These risks and uncertainties include, among other things:  (i) a material adverse change, event or occurrence affecting Axiall or the newly acquired chemicals business; (ii) the ability of Axiall to successfully integrate the businesses of the chemicals business formerly owned by PPG with which Axiall has merged, which may result in the combined company not operating as effectively and efficiently as expected; (iii) the possibility that the merger and related transactions may involve other unexpected costs, liabilities or delays; and (iv) uncertainties regarding future prices, industry capacity levels and demand for Axiall’s products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate Axiall’s businesses or manufacture its products, Axiall’s ability to generate sufficient cash flows from its business after the merger, future economic conditions in the specific industries to which its products are sold, and global economic conditions.

In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed in this press release may not occur. Other unknown or unpredictable factors could also have a material adverse effect on Axiall’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Axiall and its business, see Axiall’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent filings with the SEC. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Axiall does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its expectations, except as required by law.

CONTACTS:

Investor Relations	Media
Martin Jarosick	Alan Chapple
770-395-4524	770-395-4538

AXIALL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(In millions, except share data)	2013	2012
Assets:
Cash and cash equivalents	$69.2	$200.3
Receivables, net of allowance for doubtful accounts of $4.4 million at March 31, 2013 and $4.5 million at December 31, 2012	636.9	314.9
Inventories	443.6	288.4
Prepaid expenses and other	30.8	14.7
Deferred income taxes	1.3	21.1
Total current assets	1,181.8	839.4
Property, plant and equipment, net	1,635.9	637.7
Goodwill	1,667.2	217.2
Intangible assets, net	1,253.7	43.4
Other assets, net	86.8	63.6
Total assets	$5,825.4	$1,801.3
Liabilities and Equity:
Current portion of long-term debt	$55.1	$—
Accounts payable	344.2	211.2
Interest payable	9.5	18.9
Income taxes payable	6.4	15.1
Accrued compensation	34.3	44.7
Current deferred tax liability	5.4	—
Other accrued current liabilities	111.5	61.2
Total current liabilities	566.4	351.1
Long-term debt	1,418.2	448.1
Lease financing obligation	110.0	112.3
Deferred income taxes	777.2	177.9
Pensions and other postretirement benefits	327.5	48.3
Other non-current liabilities	132.9	60.1
Total liabilities	3,332.2	1,197.8

Commitments and contingencies

Equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; shares authorized: 200,000,000 and 100,000,000 at March 31, 2013 and December 31, 2012, respectively; issued and outstanding: 69,801,675 and 34,546,767 at March 31, 2013 and December 31, 2012, respectively.	0.7	0.3
Additional paid-in capital	2,262.3	487.1
Retained earnings	128.8	138.0
Accumulated other comprehensive loss, net of tax	(29.6)	(21.9)
Total Axiall stockholders’ equity	2,362.2	603.5
Noncontrolling interest	131.0	—
Total equity	2,493.2	603.5
Total liabilities and equity	$5,825.4	$1,801.3

AXIALL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(In millions, except per share data)	2013	2012
Net sales	$1,061.2	$859.9
Operating costs and expenses:
Cost of sales	899.0	756.4
Selling, general and administrative expenses	78.3	47.7
Transaction related costs and other, net	10.1	5.3
Long-lived asset impairment charges (recoveries), net	2.6	(0.3)
Gain on sale of assets	—	(17.4)
Total operating costs and expenses	990.0	791.7
Operating income	71.2	68.2
Loss on redemption and other debt costs	(78.5)	—
Interest expense, net	(18.3)	(14.4)
Gain on acquisition of controlling interest	23.5	—
Foreign exchange gain (loss)	0.1	(0.1)
Income (loss) before income taxes	(2.0)	53.7
Provision for income taxes	0.8	18.4
Consolidated net income (loss)	(2.8)	35.3
Less net income attributable to noncontrolling interest	0.7	—
Net income (loss) attributable to Axiall	$(3.5)	$35.3

Earnings (loss) per share attributable to Axiall:
Basic	$(0.06)	$1.02
Diluted	$(0.06)	$1.01

Weighted average common shares outstanding:
Basic	59.3	34.2
Diluted	59.3	34.4

Dividends per common share	$0.08	$—

AXIALL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(In millions)	2013	2012
Cash flows from operating activities:
Consolidated net income (loss)	$(2.8)	$35.3
Adjustments to reconcile net consolidated income (loss) to net cash used in operating activities:
Depreciation	29.4	20.8
Amortization	12.9	1.8
Loss on redemption and other debt costs	78.5	—
Gain on acquisition of controlling interest	(23.5)	—
Gain on sale of assets	—	(17.4)
Other non-cash items	11.7	(0.1)
Change in operating assets and liabilities, and other (excluding effects of acquisition)	(211.0)	(125.9)
Net cash used in operating activities	(104.8)	(85.5)
Cash flows from investing activities:
Capital expenditures	(16.4)	(13.5)
Proceeds from sale of assets	—	19.3
Cash acquired in acquisition	26.7	—
Net cash provided by investing activities	10.3	5.8
Cash flows from financing activities:
Borrowings on ABL revolver	222.7	89.1
Repayments on ABL revolver	(83.7)	(60.1)
Issuance of long-term debt	450.0
Long-term debt payments	(529.7)	—
Make-whole and other fees paid related to financing activities	(94.4)	—
Excess tax benefits from share-based payment arrangements	0.1	—
Net cash provided by (used in) financing activities	(35.0)	29.0
Effect of exchange rate changes on cash and cash equivalents	(1.6)	1.1
Net change in cash and cash equivalents	(131.1)	(49.6)
Cash and cash equivalents at beginning of period	200.3	88.6
Cash and cash equivalents at end of period	$69.2	$39.0

Significant non-cash transaction

On January 28, 2013 we acquired substantially all of the assets and liabilities of PPG Industries, Inc.’s (“PPG”) business relating to the production of chlorine, caustic soda and related chemicals, through a merger between a subsidiary of PPG and a subsidiary of the Company. The purchase price for these transactions was approximately $2.7 billion and consisted of: (i) the issuance of approximately 35.2 million shares of our common stock valued at approximately $1.8 billion; (ii) the assumption of $967.0 million of debt; and (iii) the assumption of certain other liabilities including pension and other postretirement obligations.

AXIALL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2013	2012
Sales
Chlorovinyls products	$614.5	$329.5
Building products	162.2	187.2
Aromatics products	284.5	343.2
Net sales	$1,061.2	$859.9
Operating income
Chlorovinyls products	$91.3	$51.9
Building products	(13.8)	(6.4)
Aromatics products	13.0	37.5
Unallocated corporate	(19.3)	(14.8)
Total operating income	$71.2	$68.2

Reconciliation of Non-GAAP Financial Measures

Axiall has supplemented its financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) that are set forth in this press release (the “Financial Statements”) with three non-GAAP financial measures:  (i) Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization, cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on redemption and other debt costs, net, and sales of  certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to a previously disclosed and withdrawn unsolicited offer and merger with PPG’s chemicals business, goodwill, intangibles, and other long-lived asset impairments, and interest expense related to the OMERS lease-financing transaction); (ii) Adjusted Net Income; and (iii) Adjusted Earnings per Share.

Adjusted Net Income is defined as Net income (loss) attributable to Axiall plus certain purchase accounting adjustments including: Cost of sales fair value of inventory, gains or losses on the acquisition of controlling interest; professional fees related to a previously disclosed and withdrawn unsolicited offer and merger with PPG’s chemicals business, goodwill, intangibles, and other long-lived asset impairment charges (recoveries), gain or loss on the sale of assets, and gains or losses on redemption and other debt costs, net.  Adjusted Earnings per Share is defined as Adjusted Net Income divided by diluted weighted average common shares outstanding.

Axiall has supplemented the Financial Statements with Adjusted EBITDA because investors commonly use Adjusted EBITDA as a main component of valuation analysis of cyclical companies such as Axiall.  Axiall has supplemented the Financial Statements with Adjusted Net Income and Adjusted Earnings per Share because investors commonly use financial measures such as Adjusted Net Income and Adjusted Earnings per Share as a component of performance and valuation analysis for companies, such as Axiall, that recently have engaged in transactions that result in non-recurring pre-tax charges or benefits that have a significant impact on the calculation of net income (loss) pursuant to GAAP, in order to approximate the amount of the net income (loss) that such a company would have achieved absent those non-recurring, transaction-related charges or benefits.  In addition, Axiall has supplemented the Financial Statements with Adjusted Net Income and Adjusted Earnings per Share because we believe these financial measures will be helpful to investors in approximating what Axiall’s net income (loss) would have been absent the impact of certain non-recurring, pre-tax charges and benefits related to the company’s merger with the PPG chemicals business, the company’s issuance of its 4.875 percent notes and the tender offer and related redemption of its 9 percent notes.

None of Adjusted EBITDA, Adjusted Net Income or Adjusted Earnings per Share are measurements of financial performance under GAAP and should not be considered as an alternative to net income (loss), or GAAP diluted earnings per share, as a measure of performance or to cash provided by operating activities as a measure of liquidity. In addition, our calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per Share may be different from the calculation used by other companies and, therefore, comparability may be limited.  A reconciliation of Net income (loss) attributable to Axiall determined in accordance with GAAP to Adjusted Net Income and Adjusted Earnings per Share is included in the body of the press release.  A reconciliation of Consolidated net income (loss) determined in accordance with GAAP to Adjusted EBITDA is in the tables set forth below.

Three Months Ended March 31, 2013 (In Millions)	Chlorovinyls		Building Products	Aromatics	Unallocated Corporate & Non-operating expenses, net	Total

Adjusted EBITDA	$134.2		$(2.6)	$13.3	$(11.5)	$133.4
Transaction related costs and other, net	(1.3)		0.3	—	(9.1)	(10.1)
Long-lived asset impairment (charges) recoveries, net	—		(2.6)	—	—	(2.6)
Depreciation and amortization	(31.5)		(8.8)	(0.3)	(1.7)	(42.3)
Other	(10.2	)(a)	—	—	3.1 (b)	(7.1)
Interest Expense, net	—		—	—	(18.3)	(18.3)
Gain on acquisition of controlling interest	23.5		—	—	—	23.5
Loss on redemption and other debt cost	—		—	—	(78.5)	(78.5)
Provision for income taxes	—		—	—	(0.8)	(0.8)
Consolidated net income (loss) (c)	$114.7		$(13.7)	$13.0	$(116.8)	$(2.8)

(a)  Cost of sales fair value of inventory purchase accounting adjustment.

(b)  Includes $1.2 million for debt cost amortization and $1.8 million of lease financing obligations interest.

(c)  Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

Three Months Ended March 31, 2012 (In Millions)	Chlorovinyls	Building Products	Aromatics	Unallocated Corporate & Non-operating expenses, net		Total
Adjusted EBITDA	$45.6	$3.3	$37.9	$(11.4)		$75.4
Transaction related costs and other, net		(0.1)	—	(5.2	) (a)	(5.3)
Long-lived asset impairment (charges) recoveries, net	—	0.3	—	—		0.3
Gain on sale of assets	17.4					17.4
Depreciation and amortization	(11.1)	(10.0)	(0.4)	(1.1)		(22.6)
Other	—	—	—	2.9	(b)	2.9
Interest Expense, net	—	—	—	(14.4)		(14.4)
Provision for income taxes	—	—	—	(18.4)		(18.4)
Consolidated net income (loss) (c)	$51.9	$(6.5)	$37.5	$(47.6)		$35.3

(a)  Includes $4.9 million of professional fees associated with the unsolicited offer.

(b)  Includes $1.0 million for debt cost amortization and $1.8 million of lease financing obligations interest.

(c)  Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services, and provision for income taxes.

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